EXHIBIT 10.17

SEPARATION AGREEMENT AND RELEASE

     THIS Separation Agreement and Release (“Agreement”) is entered into between RONALD STAFFIERI (“Employee”) and MICHAELS STORES, INC., and each and all of its affiliates, however named, for whom Employee has performed services (hereinafter collectively referred to as “Michaels”).

     WHEREAS, Employee has been an employee and executive officer of Michaels and in such capacity has performed services for Michaels; and

     WHEREAS, Employee’s employment with Michaels will terminate effective August 11, 2004; and

     WHEREAS, the parties wish to set forth in full their agreement regarding certain matters;

     NOW, THEREFORE, in consideration of the covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

     Section 1. Termination Date. Employee’s employment with Michaels is terminated effective August 11, 2004 (“Termination Date”).

     Section 2. Payments. In consideration of Employee’s release and covenants as stated in this Agreement, despite Employee’s termination effective August 11, 2004, Michaels agrees to make bi-weekly payments equivalent to the amount of Employee’s base salary and in accordance with Michaels’ customary payroll practices for up to eighteen (18) months subject to all applicable or customary withholding requirements (the “Payments”), beginning August 12, 2004 until the earliest to occur of (a) February 11, 2006; (b) the date prior to February 11, 2006 upon which Employee becomes employed by or performs services for A.C. Moore Arts & Crafts, Inc., JoAnn Stores, Inc. or Hobby Lobby Stores, Inc. (the “Selected Companies”) anywhere in North America; or (c) the date upon which Employee first materially violates any term or provision of this Agreement (“Payment Period”). Employee agrees to make himself reasonably available to Michaels’ personnel during the Payment Period to answer questions and provide information relating to his job responsibilities and duties while employed by Michaels. Employee acknowledges his continuing duty of loyalty to Michaels. Except as expressly provided herein, Employee’s right and entitlement to, or eligibility for, employee benefits including, without limitation, eligibility for matching contributions by Michaels under Michaels’ Deferred Compensation Plan or Employee 401(k) Plan shall cease effective August 11, 2004.

     Section 3. Bonus. Despite Employee’s termination effective August 11, 2004, in addition to the Payments provided for in Section 2 above, Michaels agrees that Employee shall remain eligible to receive a bonus for Michaels’ full 2004 fiscal year for the period of February 1, 2004 through January 29, 2005, if Employee would have earned any bonus under the terms of Michaels’ 2004 Bonus Plan, to be paid when 2004 bonuses are paid to corporate employees in the normal course of business. Employee acknowledges and agrees that Employee is not entitled to any bonus payment for fiscal year 2005.

     Section 4. Stock Options. Employee acknowledges and agrees that the options to purchase shares of Michaels Common Stock granted to Employee pursuant to the terms of Michaels’ 1997 Stock Option Plan (the “Options”), shall expire on the 30th calendar day following the Termination Date and that no further vesting of any such Options shall occur after August 11, 2004.

     Section 5. Prohibition on Insider Trading. Employee acknowledges that Employee’s legal obligation to refrain from trading in Michaels Stores, Inc. securities while in possession of material non-public information regarding Michaels or its securities will continue after leaving Michaels and that after the Termination Date any transactions by Employee in Michaels Stores, Inc. securities will be effected by Employee independently of Michaels.

     Section 6. Section 16 Reporting and Liability. Employee acknowledges that, even though effective as of the Termination Date, Employee will no longer be an executive officer of Michaels, any transaction by Employee in Michaels Stores, Inc. securities executed within a period of less than six months of an opposite-way transaction that occurred while Employee was an executive officer of Michaels will continue to be subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934 and the rules promulgated thereunder, and that Employee will remain responsible for complying with such provisions. Employee further acknowledges that, within 45 days after the end of Michaels’s fiscal year, all former executive officers who conducted unreported transactions in Michaels Stores, Inc. securities during the fiscal year may be required to file a year-end report with the Securities and Exchange Commission, Michaels and the New York Stock Exchange, and that Employee’s failure to respond on a timely basis to a request from Michaels for a written representation that no such filing is due may result in disclosure in Michaels’s Proxy Statement and Annual Report on Form 10-K that Employee is delinquent with respect to a required report.

     Section 7. Taxes. Employee shall pay and be solely liable for all income and other taxes and charges imposed as a result of payments made or other benefits provided to Employee pursuant to this Agreement.

     Section 8. Outplacement. Michaels agrees to reimburse Employee for, or directly pay expenses for outplacement services for Employee not to exceed $5,000.

     Section 9. Health Care Benefits. Through August 11, 2004, Employee will remain entitled to benefits under Michaels’ officer health insurance plan; provided, however, that such benefits shall be limited to those that are reasonable and consistent with Employee’s past practice. During the Payment Period, Michaels will provide health care benefits to Employee on the same terms as such benefits are provided to non-officer employees. Employee acknowledges that he is responsible for the employee portion of the premium for such non-officer health care benefits which will be deducted from the Payments provided for in Section 2 of this Agreement. Employee further acknowledges that he is obligated to notify Michaels at any time prior to the expiration of the Payment Period of his eligibility for health care benefits with another employer. Upon the termination of such health care benefits hereunder, Employee shall be eligible to elect health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

     Section 10. Automobile Expense. Michaels hereby assigns, and Employee hereby assumes and agrees to pay and perform, effective on and after the Termination Date, all of Michaels’ rights and obligations under the lease relating to the 2002 BMW X5, vehicle identification no. 5UXFA53552LP54006, currently in Employee’s possession. Any and all payments or obligations due or performable under such lease on and after the Termination Date will be paid or performed solely by Employee without proration or offset.

     Section 11. Third-Party Litigation. Employee agrees to be available to Michaels and its affiliates on a reasonable basis in connection with any pending or threatened claims, charges or litigation in which Michaels or any of its affiliates is now or may become involved, or any other claims or demands made against or upon Michaels or any of its affiliates, regardless of whether or not Employee is a named defendant in any particular case.

     Section 12. Return of Property. Employee shall return to Michaels on or before August 11, 2004, all property of Michaels in Employee’s possession or subject to Employee’s control, including without limitation any laptop computers, keys, credit cards, cellular telephones and files. Employee shall not alter any Michaels’ records or computer files in any way after August 11, 2004.

     Section 13. Advice in Writing. Employee represents and agrees that Employee was advised by Michaels in writing, by the letter to Employee enclosing this Agreement, to consult with an attorney of Employee’s choice prior to signing this Agreement.

     Section 14. Period of Consideration. Employee represents and agrees that Michaels has given Employee at least twenty-one (21) days to consider whether to execute this Agreement and during that time Employee has had this Agreement in Employee’s possession. Employee may choose to execute this Agreement prior to the expiration of such 21-day period.

     Section 15. Voluntary Act. Employee represents and agrees that Employee is fully aware of Employee’s right to discuss any and all aspects of this matter with an attorney of Employee’s choice, that Employee has carefully read and fully understands all of the provisions of this Agreement, and that Employee is voluntarily entering into this Agreement.

     Section 16. Mutual Release. As a material inducement to Michaels to enter into this Agreement, Employee hereby irrevocably and unconditionally releases, acquits, and forever discharges Michaels and each of Michaels’ present and former stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries and affiliates (and agents, directors, officers, employees, representatives and attorneys of such divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including without limitation attorney’s fees and costs actually incurred), of any nature whatsoever (other than liabilities, claims, obligations and other rights arising solely under this Agreement or incurred prior to the Termination Date hereof under Michaels’ Employee 401(k) Plan or Michaels’ Deferred Compensation Plan), known or unknown (“Claim” or “Claims”), which Employee now has, owns, or holds, or claims to have, own, or hold, or which Employee at any time heretofore had, owned, or held, or claimed to have, own, or hold, against each or any of the Releasees, which are (a) related to Employee’s employment with Michaels or any subsidiary or affiliate of Michaels; (b) related to the termination of Employee’s employment with Michaels or any subsidiary or affiliate of Michaels, or (c) claims of age discrimination under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”). Employee understands and acknowledges that this Agreement does not waive rights or claims under the ADEA or comparable state law that may arise after the date this Agreement is executed and does not waive his right to challenge this Agreement’s waiver of ADEA claims under the Older Workers Benefit Protection Act. Employee represents and warrants to Michaels that Employee has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any Claim or any portion thereof or interest therein. As a material inducement to Employee to enter into this Agreement, Michaels hereby irrevocably and unconditionally releases, acquits, and forever discharges Employee and each of Employee’s heirs, assigns, agents, representatives and attorneys, and all persons acting by, through, under or in concert with any of them (collectively, “Employee Releasees”), or any of them, from any and all Claims (other than Claims arising solely under this Agreement or from any fraud or criminal misconduct by Employee), which Michaels now has, owns, or holds, or claims to have, own, or hold, or which Michaels at any time heretofore had, owned, or held, or claimed to have, own, or hold, against each or any of the Employee Releasees arising by or before the date this Agreement is executed by Employee. Michaels represents and warrants to Employee that Michaels has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any Claim or any portion thereof or interest therein.

     Section 17. Consideration. Employee also acknowledges that the consideration to be provided to Employee under this Agreement in exchange for Employee’s execution of this Agreement is in addition to anything of value to which Employee already is entitled.

     Section 18. Protected Rights. Michaels and Employee agree that nothing in this Agreement is intended to or shall be construed to affect, limit or otherwise interfere with the protected right of Employee to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Employee is releasing, however, his right to any monetary recovery or relief should the EEOC or any other agency pursue claims on his behalf.

     Section 19. Confidential Information. Employee agrees to hold confidential, and not to disclose to any person, firm, corporation, partnership or agency, any trade secret or Confidential Information (as defined below) gained in the course of Employee’s employment with Michaels concerning Michaels, or any division, subsidiary or affiliate of Michaels, except if such disclosure is required by law or legal process. “Confidential Information” shall include, without limitation, information concerning financial affairs, product pricing information, operating policies and procedures, vendor information and proprietary statistics or reports. Employee agrees not to remove any Confidential Information from Michaels, not to request that others do so on Employee’s behalf, and to return any Confidential Information currently in Employee’s possession to Michaels.

     Section 20. Nondisclosure of Agreement. Employee agrees that the contents of this Agreement, including without limitation its terms and any monetary or other consideration provided for herein, shall not be disclosed, released or communicated by Employee to any person, firm, corporation, partnership, or other entity and that all terms of this Agreement shall remain confidential, except (a) for the purpose of enforcing this Agreement, (b) with respect to disclosures to members of Employee’s immediate family and Employee’s attorneys, accountants and potential employers, and (c) to the extent disclosure may be compelled by court order or legal process. In the event that such a disclosure is sought to be compelled from Employee by court order or legal process, whether by subpoena or otherwise, Employee shall immediately provide written notice to Michaels of such request and shall also provide any assistance which is reasonably necessary in order to insure compliance with this provision of this Agreement. Employee agrees and understands that this nondisclosure provision is a material provision of this Agreement.

     Section 21. Non-Denigration. Employee agrees that Employee will not criticize, denigrate or otherwise speak adversely against Michaels in regard to past or present activities. Michaels agrees that it will use its best efforts to cause members of Michaels’ Executive Committee not to criticize, denigrate or otherwise speak adversely against Employee in regard to past or present activities.

     Section 22. Non-Interference with Business Relationships. Employee agrees that for a period of eighteen (18) months from and after the date of this Agreement, Employee will not solicit, entice or otherwise induce any employee of Michaels, or any division, subsidiary or affiliate of Michaels, to leave the employ of Michaels, or any division, subsidiary or affiliate of Michaels, for any reason whatsoever, nor will Employee directly or indirectly hire or aid, assist or abet any other person or entity in soliciting or hiring any employee of Michaels.

     Section 23. No Reemployment. Employee agrees not to seek or apply for reemployment with Michaels or any division, subsidiary or affiliate of Michaels.

     Section 24. Equitable Remedies. Employee expressly affirms and recognizes that this Agreement contains obligations which, in the event of Employee’s breach thereof, afford Michaels no adequate remedy at law. As a result thereof, in the event of Employee’s breach, or threatened breach, of any term or provision contained in this Agreement, Employee agrees that Michaels shall be entitled to both temporary and permanent injunctive relief. The right of Michaels to such relief shall not be construed to prevent Michaels from pursuing, either consecutively or concurrently, any and all other legal or equitable remedies available to it for such breach or threatened breach, specifically including without limitation the recovery of monetary damages.

     Section 25. Expenses of Counsel. In the event that Michaels or Employee employs legal counsel to enforce any provision of this Agreement or to seek or obtain relief through legal proceedings on account of a breach or threatened breach of this Agreement by the other, the prevailing party will be entitled to reasonable and necessary attorneys’ fees, court costs, disbursements and other expenses, incurred in connection with the enforcement of this Agreement or its rights or remedies. Notwithstanding the foregoing, Michaels may not recover fees expended to enforce or defend an invalid waiver under 29 U.S.C. 626(f) or comparable state statute, or where the recovery of fees by the prevailing party is otherwise prohibited by law.

     Section 26. Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by both of the parties hereto.

     Section 27. Assignment. Neither this Agreement nor any right or obligation created hereby shall be assignable by either party hereto, without the express written permission of the other party, except by operation of law, including, but not limited to, the applicable laws of descent and distribution.

     Section 28. Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes any and all other agreements between the parties hereto with respect to the subject matter hereof.

     Section 29. CHOICE OF LAW AND VENUE. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND, WHERE APPLICABLE, FEDERAL LAW. THE PARTIES AGREE THAT THIS AGREEMENT SHALL BE PERFORMABLE IN DALLAS COUNTY, TEXAS. ALL LEGAL AND EQUITABLE ACTIONS TO CHALLENGE, ENFORCE OR OTHERWISE DETERMINE THE PARTIES’ RIGHTS RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT WILL BE BROUGHT EXCLUSIVELY IN FEDERAL OR STATE COURT IN DALLAS COUNTY, TEXAS.

     Section 30. Enforceability/Reformation. If any court of competent jurisdiction determines that any of the provisions hereof, or any parts thereof, are invalid or unenforceable, the other provisions and the remainder of any of the provisions so impaired shall not thereby be affected and shall be given full effect, without regard to the invalid provisions or portions of provisions. Notwithstanding the foregoing, it is the intent of each of the parties that the provisions of this Agreement be enforced to the fullest extent permitted by applicable law. If any court of competent jurisdiction determines that any of the provisions of this Agreement, or any parts thereof, are unenforceable under applicable laws or public policies, it is the intent of the parties, and the parties hereby request, that the court reform such provisions in such manner as such court may determine is necessary to make such provisions enforceable.

     Section 31. Headings. The headings, captions and arrangements used herein are for convenience only and shall not be deemed to limit, amplify or modify the terms hereof, nor affect the meaning thereof.

     Section 32. Multiple Counterparts. This Agreement has been executed in a number of identical counterparts, all of which constitute, collectively, one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

     Section 33. Parties Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, heirs, successors and permitted assigns.

     Section 34. Revocation Period. It is expressly agreed that for seven (7) days following execution of this Agreement by Employee, Employee may revoke this Agreement after Employee has signed it by delivery or faxing written notification of revocation to Sue Elliott, Senior Vice President - Human Resources; it is further expressly agreed by the parties that this Agreement shall not become effective or enforceable until the seven (7) day revocation period described above has expired.

     Section 35. Effective Date. On the first calendar day after the expiration of the 7_day revocation period described in Section 34 above, and if Employee has not revoked Employee’s acceptance during the revocation period, this Agreement will become effective. If the Agreement becomes effective, it may not thereafter be revoked by either party.

     Effective on the eighth calendar day after the date set forth below.

MICHAELS STORES, INC.
By:	/s/ Sue Elliott

Title: SVP - Human Resources 7-28-04

/s/ Ronald S. Staffieri
RONALD STAFFIERI

DATE SIGNED: 7-28-04

ACKNOWLEDGMENTS

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

     BEFORE ME, the undersigned authority, on this day personally appeared Sue Elliott, SVP - Human Resources of MICHAELS STORES, INC., a Delaware corporation, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he/she executed the same for the purposes and consideration therein expressed, in the capacity therein stated and as the act and deed of said corporation.

     GIVEN MY HAND AND SEAL this 28th day of July, 2004.

/s/ Veroncia Larsen
Notary Public in and for the
State of Texas

Veronica Larsen
October 7, 2005
Notary’s Printed Name and
Commission Expiration

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

     BEFORE ME, the undersigned authority, on this day personally appeared RONALD STAFFIERI, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

     GIVEN UNDER MY HAND AND SEAL on this 28th day of July, 2004.

/s/ Veroncia Larsen
Notary Public in and for the
State of Texas

Veronica Larsen
October 7, 2005
Notary ’s Printed Name and
Commission Expiration